EXHIBIT 99.1
LUMINENT REPORTS ON STABILIZATION ACTIONS
     SAN FRANCISCO, October 1, 2007 — Luminent Mortgage Capital, Inc. (the “Company”) (NYSE: LUM) today announced it has completed numerous actions in light of the changed market conditions caused by the extraordinary disruptions that have occurred in real estate and mortgage markets in recent months.
     Specifically, Luminent reported:
•	The Company has completed the sale of assets financed by its asset-backed commercial paper program, and no longer has any outstanding commercial paper liabilities under its asset-backed commercial paper program.
•	Luminent repaid all of its warehouse lines of credit that were used to finance whole loan purchases, and has no balances currently outstanding under its warehouse lines of credit.
•	Luminent has either paid in full or negotiated settlement agreements for all but less than $25.0 million of disputed repurchase agreement liabilities.
•	The Company expects to cure the events of default with respect to its convertible senior debt upon delivery of an officer’s certificate to the trustee.
•	The Company has entered into an amended and restated definitive credit agreement with Arco Capital Corporation Ltd. (“Arco”) for providing the Company with a revolving liquidity line of credit of up to $60.0 million to be used to stabilize existing repurchase agreements, to meet financing maturities and to provide working capital.
•	Arco has also provided a limited guarantee with regard to possible future excess margin deficit payments through the remainder of 2007 to support repurchase obligations we entered into as part of clearing our commercial paper liabilities.
•	The Company has reduced expenses by downsizing its work force, and it plans to close its San Francisco office by December 31, 2007.
     After signing the definitive agreement with Arco, Luminent appointed four new members to its Board of Directors, who will bring their substantial experience and expertise in the financial sector to the Company. Craig Cohen, co-founder of Proprietary Capital LLC and an Arco director, will serve as Chairman of the Board; and Jay Johnston, Chairman and CEO of Arco, Francesco Piovanetti, President and COO of Arco, and Zachary H Pashel, Executive Vice President and Head of Structured Finance of The Chotin Group Corporation, will join the Board as directors. They succeed Gail Seneca, who resigned as Chairman of the Board, and Leonard Auerbach and Donald H.

Putnam, who resigned as directors. The Company increased the total number of board members from eight to nine.
     Jay Johnston, CEO of Arco, said, “We at Arco are impressed with the ability of the Company to navigate through the difficult events of the past months, including the precipitous decline in prime asset valuations, all while negotiating a new infusion of capital into the Company. Luminent’s progress speaks to the strength of CEO Trez Moore and his management team.
     “As a result of their hard work, we believe that Luminent is now well-positioned to pursue the successes that characterized its prior years’ performance. We look forward to working closely with Trez and his team as part of our investment,” Johnston continued.
     Craig Cohen, the newly appointed Chairman of the Board, said, “I believe that Luminent has made tremendous progress in the past six weeks towards stabilizing its funding sources. In my opinion, Luminent has a world-class platform and is a premier credit risk manager in this sector. I am delighted to be joining the Board as Chairman.”
     Trez Moore, Chief Executive Officer, said, “We have taken many steps to strengthen Luminent’s financial position and are pleased with our forward momentum. We look forward to working together with Arco to position the Company for long-term growth.”
     This news release and Luminent’s filings with the Securities and Exchange Commission contain forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements convey Luminent’s current expectations or forecasts of future events. All statements contained in this press release other than statements of historical fact are forward- looking statements. Forward-looking statements include statements regarding our financial position, business strategy, budgets, projected costs, plans and objectives of management for future operations. The words “may continue,” “estimate,” “intend,” “project,” “believe,” “expect,” “plan,” “anticipate” and similar terms may identify forward-looking statements, but the absence of such words does not necessarily mean that a statement is not forward-looking. These forward-looking statements include, among other things, statements about:
•	the effect of the flattening of, or other changes in, the yield curve on our investment strategies;
     · changes in interest rates and mortgage prepayment rates;
•	Luminent’s ability to obtain or renew sufficient funding to maintain its leverage strategies and support its liquidity position;
•	continued creditworthiness of the holders of mortgages underlying Luminent’s mortgage-related assets;
•	the possible effect of negative amortization of mortgages on Luminent’s financial condition and REIT qualification;
•	the possible impact of Luminent’s failure to maintain exemptions under the 1940 Act;
•	potential impacts of Luminent’s leveraging policies on its net income and cash available for distribution;
•	the power of Luminent’s Board of Directors to change its operating policies and strategies without stockholder approval;

•	effects of interest rate caps on Luminent’s adjustable-rate and hybrid adjustable-rate loans and mortgage backed securities;
•	the degree to which Luminent’s hedging strategies may or may not protect it from interest rate volatility;
•	Luminent’s ability to invest up to 10% of its investment portfolio in residuals, leveraged mortgage derivative securities and shares of other REITs as well as other investments;
      · volatility in the timing and amount of Luminent’s cash distributions;
•	Luminent’s ability to purchase sufficient mortgages for its securitization business; and
•	the other factors described in Luminent’s Form 10-K, Form 10-Q and Form 8-K reports, including those under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors” and “Quantitative and Qualitative Disclosures about Market Risk.”
     Luminent cautions you not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All subsequent written and oral forward-looking statements attributable to Luminent or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this press release. Except to the extent required by applicable law or regulation, Luminent undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Contact:
Lin-Hua Wu/Lyndsey Estin
Kekst and Company
(212) 521 4800